Exhibit 10.02

3rd April 2007

Mr Richard Houghton
Ridgewood
Woodhurst Lane
Oxted
Surrey
RH8 9HD

Dear Richard,

Further to recent discussions I am pleased to offer you the position of Chief Financial Officer. This letter and the attached agreements are by necessity formal in nature, but I would like to start by saying on behalf of Aspen, that we are very much looking forward to you joining the Company and believe that you can make a significant difference to the further development of the Company.

I enclose the Service Agreement and if you would like to accept this offer of employment please sign both copies of the agreement and return one to me at this office.

As you are aware from our discussions, the Compensation Committee have approved a number of specific matters which fall outside of the Service Agreement but relate to your employment. They are as follows:

a)	You will be eligible to participate in the 2007 Long Term Incentive Plan. The plan will be formally approved at the Board meeting in May 2007. The Compensation Committee has approved a recommendation of 6,000 performance shares and 24,000 options. These will need to be formally ratified by the Board in May.

b)	In addition you will be granted 8,000 Restricted Stock Units; these will be issued when you join the Company.

There are a number of practical matters that need to be attended to, and these are detailed below:

In accordance with the Asylum and Immigration Act 1996 we are required to ensure that employees have the right to work in the UK. Therefore, to comply with this legislation, you will need to send to me, before you commence employment, a copy of either your birth certificate or passport and then the original document when you commence employment with Aspen. You will also be required to complete the pre-employment screening form and return it to our provider, Kroll. Your employment with the Company is conditional upon the satisfactory completion of this assessment process.

Please find enclosed a number of forms, which should be completed and returned to the HR department, unless otherwise stated, as soon as possible as we require these before you commence employment. We will also require your P45, which will be provided by your current employer when you leave their employment.

1.	Group Pension Scheme and Membership Application Form — Please complete the member application form, and return to HR, together with details of your retained benefits (if applicable), any additional voluntary contributions you wish to make (if applicable) and a copy of your birth certificate. If you wish to join the Life Assurance scheme only, please complete section 2 of the member application form and return to HR, in which case we shall still require a copy of the relevant certificates.

2.	From your first day with the Company you will be covered for Death in Service Lump Sum Benefit equivalent of up to four times your basic salary. Attached is a Nomination Form, which we would ask you to complete, sign and return for HR to hold on your file.

3.	Pre-employment screening form — return to Kroll by fax on 01273 320006 for the attention of Paul Breen.

4.	Employee Details Form — please complete and return to HR for Payroll records.

5.	Details of the Norwich Union Healthcare scheme — please complete relevant section at the bottom of the form and return to Chris Woodman.

6.	Please sign the attached Consent to Use of Data Form. If you have any questions regarding this document please contact Chris Woodman.

7.	Codes of Practice Form — please read the enclosed, signing the Codes of Practice form to confirm you have read an understood the same.

8.	Sports Club Membership — information for you.

9.	BUPA Dental Scheme Memo — please contact HR if you wish to join.

10.    Please provide a copy of your degree certificate.

Should you have any questions about any of the above, please do not hesitate to contact Chris Woodman on 020 7184 8810.

May I conclude by saying we are looking forward to you joining the Company,

Yours sincerely,

Chris O’Kane
Chief Executive Officer

Encl.